Exhibit 99.1

FOR IMMEDIATE RELEASE
April 19, 2005
FOR FURTHER INFORMATION
CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP REPORTS

QUARTERLY EARNINGS INCREASE

     Munster, Indiana - - NorthWest Indiana Bancorp, the holding company for Peoples Bank, reported net income of $1.6 million, or $0.58 earnings per basic and $0.57 earnings per diluted share for the quarter ended March 31, 2005, compared to net income of $1.5 million, or $0.53 earnings per basic and diluted share for the same period a year earlier. The current quarter net income represented a 9.2% increase over the first quarter net income reported during the prior year. In addition, for the quarter ended March 31, 2005, the return on average assets (ROA) was 1.14% and return on average equity (ROE) was 14.45%.

     David Bochnowski, Chairman and Chief Executive Officer, attributed the Bank’s performance to consistent core earnings, increased noninterest income from banking activities, stable operating expenses and asset quality.

     During the quarter ended March 31, 2005 total assets grew $12.5 million, to $569.9 million. Loan growth totaled $3.8 million, while the securities growth totaled $3.2 million and short-term investments increased by $5.4 million. Retail deposits were utilized to fund asset growth and repay borrowed funds. Core deposits, which include checking, savings and money market accounts, grew $11.4 million, while certificates of deposit increased by $7.2 million. Core deposits represented 57.2% of the Bancorp’s total deposits at quarter end.

     Net interest income, the difference between interest income from loans and investments and interest expense paid to fund providers, totaled $5.1 million for the current quarter, compared to $4.8 million for the quarter ended March 31, 2004, an increase of 4.5%.

     Despite the current general economic pressures, the Bancorp’s non-performing loans to total assets remains at the manageable level of 0.46%. The loan loss provisions of $65 thousand during the first quarter of 2005 takes into consideration management’s current judgments about the credit quality of the loan portfolio, loan portfolio growth, changes in the portfolio mix and local economic conditions. The Bancorp’s allowance for loan losses totaled $3.9 million at March 31, 2005.

     Noninterest income from banking activities has increased by $28 thousand, or 3.6%, for the three months ended March 31, 2005. The current quarter’s increase was due to increased income from fees and service charges, increased income from trust operations, and increases in the cash value of bank owned life insurance. Current quarter income has also been impacted by a decrease in gains from security sales of $110 thousand, compared to the quarter ended March 31, 2004.

     Noninterest expense increased by $127 thousand, or 3.9%, for the quarter ended March 31, 2005. The change was a result of increased compensation and benefits, due to annual salary increases and additional staffing for current banking operations.

     At March 31, 2005, shareholders’ equity stood at $44.3 million or 7.8% of total assets. The book value of the Bancorp’s stock stood at $15.93 per share.

     The NorthWest Indiana Bancorp stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has offices in East Chicago, Dyer, Hammond, Hobart, Merrillville, Munster, and Schererville, Indiana. The Bank’s website at www.ibankpeoples.com provides information on the Bank’s products, services, interest rates and investor relations.

     “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, competition, and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp

Consolidated Balance Sheets
(Dollars in Thousands)

	March 31,	December 31,
	2005	2004
	(unaudited)
Assets

Cash and cash equivalents	$21,284	$16,398
Available-for-sale securities	71,317	69,161
Held-to-maturity securities	11,837	10,818
Federal Home Loan Bank stock	2,935	2,904
Loans held for sale	125	39
Loans receivable	437,632	433,790
Less: allowance for loan losses	(3,931)	(3,892)

Net loans receivable	433,701	429,898
Premises and equipment	14,176	14,169
Foreclosed real estate	147	280
Other assets	14,113	13,726

Total assets	$569,884	$557,393

Liabilities and Stockholders’ Equity

Deposits	$470,185	$451,573
Borrowed funds	51,186	57,201
Accrued expenses and other liabilities	4,179	4,522

Total liabilities	525,550	513,961

Stockholders’ Equity	44,334	44,097

Total liabilities and stockholders’ equity	$569,884	$557,393

Consolidated Statements of Income
(Dollars in Thousands)

	Three Months Ended
	March 31,
	(unaudited)
	2005	2004
Total interest income	$7,007	$6,550
Total interest expense	1,949	1,711

Net interest income	5,058	4,839
Provision for loan losses	65	60

Net interest income after provision for loan losses	4,993	4,779

Total noninterest income	802	774
Total noninterest expenses	3,416	3,289

Income before income tax expenses	2,379	2,264
Income tax expenses	772	792

Net Income	$1,607	$1,472

Selected Financial Data

	Three Months Ended
	March 31,
	(unaudited)
	2005	2004
Earnings per common share:
Basic	$0.58	$0.53
Diluted	$0.57	$0.53
Net interest margin	3.86%	4.00%
Return on average assets	1.14%	1.15%
Return on average equity	14.45%	13.95%

	At
	March 31,	March 31,
	(unaudited)
	2005	2004
Stockholders’ equity as a percent of total assets	7.78%	8.08%
Book value per share	$15.93	$15.37